EXHIBIT 99.1

Sean Whelan Appointed to Board of Directors

ANN ARBOR, Mich., Sept. 13, 2021 (GLOBE NEWSWIRE) -- Zomedica Corp. (NYSE American: ZOM) (“Zomedica” or the “Company”), a veterinary health company creating point-of-care diagnostics products for dogs and cats, announced that Sean Whelan has been appointed to its Board of Directors to fill the vacancy created by the resignation of Christopher Wolfenberg.

Robert Cohen, Zomedica’s Chief Executive Officer, commented that: “We all are very pleased to be joined by an executive with Sean’s sterling background. His broad and deep experience and expertise in financial matters, as well as his previous service with publicly listed companies, will be an excellent addition to our Board. I look forward to Sean assuming the Chairmanship of our Audit Committee, and to working with him on a wide variety of issues as Zomedica progresses. I also would like to thank Chris Wolfenberg for his service on the Board and for his valuable counsel during the time that we worked together.”

Mr. Whelan presently is the Chief Executive Officer of Encore Rehabilitation Services, a provider of outcome-driven therapy services and associated compliance and revenue cycle support services. He also previously served as the Company’s CFO from 2017 to 2018.

From 2019 to 2020, Mr. Whelan served as CFO of Smile America Partners, and from 2018 to 2019 as CFO of Bedrock Manufacturing, LLC. He served from 2010 to 2016 as CFO, secretary, treasurer, and a director of Diplomat, Inc. (NYSE: DPLO), a then publicly traded specialty pharmacy, where he was responsible for finance, external reporting, and investor relations, strategy and M&A.

Mr. Whelan served from 2007 to 2010 as CFO of InfuSystem Holdings Inc., a publicly traded health care services company. Prior to his various healthcare executive roles, Mr. Whelan held senior finance positions with Ford Motor Company from 1996 through 2007, including serving as accounting director for Automotive Components Holdings, LLC, a then Ford subsidiary.

Mr. Whelan began his career with Deloitte in 1994, serving a diverse set of audit clients in the firm’s Detroit office, and earned his CPA license while with the firm. He holds Bachelor of Business Administration and Master of Accounting degrees, both from the University of Michigan’s Ross School of Business. Mr. Whelan also presently serves (since 2019) on the Board of Directors of OptioRx, a specialty pharmacy company.

Mr. Whelan commented that: “As a dog and cat owner, I am excited by the prospects of Zomedica’s present and future products. And as a business executive, I am thrilled to partner with Rob and the Board to help nurture that growth.”

About Zomedica

Based in Ann Arbor, Michigan, Zomedica (NYSE American: ZOM) is a veterinary health company creating products for dogs and cats by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio will include innovative diagnostics and medical devices that emphasize patient health and practice health. It is Zomedica’s mission to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care. For more information, visit www.ZOMEDICA.com.

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Reader Advisory
Except for statements of historical fact, this news release contains certain "forward-looking information" or “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur and include statements relating to our expectations regarding future results. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made, including assumptions with respect to American economic growth, demand for the Company’s products, the Company’s ability to produce and sell its products, sufficiency of our budgeted capital and operating expenditures, the satisfaction by our strategic partners of their obligations under our commercial agreements, our ability to realize upon our business plans and cost control efforts and the impact of COVID-19 on our business, results and financial condition.

Our forward-looking information is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and verification and validation studies; uncertainty as to the timing and results of commercialization efforts, as well as the cost of commercialization efforts, including the cost to develop an internal sales force and manage our growth; uncertainty as to our ability to supply equipment and assays in response to customer demand; uncertainty as to the likelihood and timing of any required regulatory approvals, and the availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; performance by our strategic partners of their obligations under our commercial agreements, including product manufacturing obligations; risks pertaining to permits and licensing, intellectual property infringement risks, risks relating to any required clinical trials and regulatory approvals, risks relating to the safety and efficacy of our products, the use of our products, intellectual property protection, risks related to the COVID-19 pandemic and its impact upon our business operations generally, including our ability to develop and commercialize our products, and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

Investor Relations Contact:
PCG Advisory
Kirin Smith, President
ksmith@pcgadvisory.com
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